Exhibit 99.2
Unaudited Consolidated Financial Statements for
NEXUS Biosystems, Inc.
June 30, 2011

C O N T E N T S

Page
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Consolidated Balance Sheets	2
Unaudited Consolidated Statement of Income	3
Unaudited Consolidated Statement of Cash Flows	4
Notes to Unaudited Consolidated Financial Statements	5 - 10

NEXUS BIOSYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2011 & DECEMBER 31, 2010
(In thousands, except share and per share data)

	June 30,	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$6,926	$10,636
Restricted cash	871	423
Accounts receivable, net	4,869	8,431
Costs and earnings in excess of billings on uncompleted contracts	389	646
Inventories, net	7,657	6,388
Prepaid expenses and other current assets	3,131	1,318

Total current assets	23,843	27,842
Property, plant and equipment, net	11,607	10,530
Deferred financings costs, net	265	382
Intangible assets, net	8,477	8,184

Total assets	$44,192	$46,938

Liabilities and equity
Current liabilities
Accounts payable	$1,618	$1,947
Accrued and other current liabilities	3,537	2,993
Customer deposits	1,486	1,797
Billings in excess of costs and earnings on uncompleted contracts	1,651	1,175
Deferred revenue	3,639	2,428
Current portion of long-term debt	2,000	1,500

Total current liabilities	13,931	11,840
Long-term debt	2,500	3,500
Convertible stockholder notes	2,643	2,528
Warrant liabilities	378	378
Deferred income taxes	650	1,538
Retirement benefit obligation	1,051	1,311
Other liabilities	5,102	5,816

Total liabilities	26,255	26,911

Contingencies (Note 11)
Equity
Series A-1 redeemable convertible preferred stock; $0.001 par value, 11,000,000 shares authorized, 8,000,000 shares issued and outstanding (liquidation preference of $1.00 at June 30, 2011 and December 31, 2010	7,883	7,854
Series B redeemable convertible preferred stock; $0.001 par value, 5,500,000 shares authorized; 3,536,375 shares issued and outstanding (liquidation preference of $1.00 at June 30, 2011 and December 31, 2010	4,166	4,041
Common stock; $0.001 par value; 22,500,000 shares authorized; 2,025,000 shares issued and outstanding	2	2
Additional paid-in capital	—	47
Accumulated other comprehensive income	3,207	1,122
Retained earnings	2,679	6,961

Total equity	17,937	20,027

Total liabilities and equity	$44,192	$46,938

See accompanying notes.

NEXUS BIOSYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
SIX MONTHS ENDED JUNE 30, 2011 AND JUNE 30, 2010
(In thousands)

	Six months ended
	June 30,
	2011	2010
Revenues	$14,073	$10,114
Cost of revenues	9,918	5,849

Gross profit	4,155	4,265

Operating expenses:
Research and development	3,447	1,938
Selling, general and administrative	5,902	2,253

Total operating expenses	9,349	4,191

Operating income (loss)	(5,194)	74
Interest expense	540	114
Interest income	3	7
Other income (expense), net	533	(538)

Income (loss) before income taxes	(5,198)	(571)
Income tax provision (benefit)	(972)	3

Net income (loss)	(4,226)	(574)
Gain from employee benefit plan	335	—
Cumulative translation adjustments	1,750	(10)

Comprehensive income (loss)	$(2,141)	$(584)

See accompanying notes.

NEXUS BIOSYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2011 AND JUNE 30, 2010
(In thousands)

	Six months ended
	June 30,
	2011	2010
Cash flows from operating activities
Net income (loss)	$(4,226)	$(574)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,477	448
Stock-based compensation	28	17
Change in fair value of warrants	—	—
Accretion	434	112
Deferred income tax benefit	(1,012)	—
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	3,978	380
Costs and earnings in excess of billings on uncompleted contracts	(257)	(354)
Inventories	(1,159)	1,318
Accounts payable and accrued expenses	(1,104)	415
Billings in excess of costs and earnings on uncompleted contracts	476	—
Customer deposits	(365)	(5,097)
Deferred revenue	1,039	167
Prepaid assets and other	(1,517)	(55)

Net cash used in operating activities	(2,208)	(3,223)

Cash flows from investing activities
Purchases of property, plant and equipment	(940)	(206)
Increase in restricted cash	(448)	—
Other	27	—

Net cash used in investing activities	(1,361)	(206)

Cash flows from financing activities
Principal payments on long-term debt	(500)	—
Capital lease principal payments	—	(18)
Proceeds from issuance of common stock	2	—

Net cash used in financing activities	(498)	(18)

Effects of exchange rate changes on cash and cash equivalents	357	(4)

Net increase (decrease) in cash and cash equivalents	(3,710)	(3,451)
Cash and cash equivalents, beginning of period	10,636	5,975

Cash and cash equivalents, end of period	$6,926	$2,524

See accompanying notes.

NEXUS BIOSYSTEMS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The unaudited consolidated financial statements of NEXUS Biosystems, Inc. and its subsidiaries (“NEXUS” or the “Company”) included herein have been prepared in accordance with generally accepted accounting principles, or GAAP. In the opinion of management, all material adjustments which are of a normal and recurring nature necessary for a fair presentation of the results for the periods presented have been reflected.
Certain information and footnote disclosures normally included in the Company’s annual consolidated financial statements have been condensed or omitted and, accordingly, the accompanying financial information should be read in conjunction with the annual consolidated financial statements.
Note 2 — Stock-Based Compensation
The Company recorded stock-based compensation expense of approximately $28,000 and $17,000 for the six months ended June 30, 2011 and 2010, respectively.
The following assumptions were used during the six months ended June 30, 2011 to calculate the fair value of each option award on the date of grant using the Black-Scholes option pricing model:

Risk-free interest rate	2.6%
Expected forfeiture rate	0.0%
Expected term range (years)	6.1
Expected dividend yield	0.0%
Expected volatility	47.9%
The estimated fair value of the 160,300 options granted during the six months ended June 30, 2011 was an aggregate $51,000, or approximately $0.317 per option, based on the Black-Scholes option pricing model.
Stock Option Activity, Outstanding, and Exercisable: The following summarizes activity related to the Company’s stock options for the six months ended June 30, 2011:

		Weighted-
		Average	Weighted	Aggregate
	Number of	Remaining	Average	Intrinsic Value
	Options	Contractual Term	Exercise Price	(In Thousands)
Outstanding at December 31, 2010	2,672,750		$0.20
Granted	160,300		0.65
Exercised	(11,077)		0.22
Forfeited/expired	(38,782)		0.28

Outstanding at June 30, 2011	2,783,191	7.9 years	$0.23	$1,183
Vested at June 30, 2011	2,217,687	7.7 years	$0.20	$1,001
Options exercisable at June 30, 2011	2,217,687	7.7 years	$0.20	$1,001

Note 3 — Intangible Assets
     Components of the Company’s identifiable intangible assets are as follows (in thousands):

	June 30, 2011			December 31, 2010
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value
Customer relationships	$1,329	$311	$1,018	$1,245	$172	$1,073
Completed technology	3,254	682	2,572	3,114	523	2,591
Trade name	5,204	322	4,882	4,645	130	4,515
Software	6	1	5	5	—	5

	$9,793	$1,316	$8,477	$9,009	$825	$8,184

Note 4 — Income Taxes
The Company recorded an income tax benefit of $972,000 for the six months ended June 30, 2011, which consists primarily of a deferred tax benefit of $1,012,000 related to intangible assets amortization recorded in connection with the acquisition of Nexus AG, with the balance consisting U.S. alternative minimum taxes and certain foreign income taxes. The Company recorded an income tax provision of $2,000 for the six months ended June 30, 2010, which consists primarily of U.S. state income taxes.
The Company has established a valuation allowance against its net U.S. deferred tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.
The Company files income tax returns in the U.S. federal jurisdiction, Switzerland, and various U.S. and foreign state jurisdictions. The Company is no longer subject to income tax examinations by taxing authorities for years before 2007 for its federal filings and 2006 for its California filings. The Company does not have any uncertain tax positions.
Note 5 — Convertible Stockholder Notes
In connection with a recapitalization of the Company in 2009, the Convertible Stockholder Notes (“Amended 2006 Notes” and “Amended 2008 Notes”), together with warrants to purchase an aggregate of 525,000 shares of Series A stock, were amended and restated effective as of October 12, 2009. The Amended 2006 Notes are convertible into shares of Series B preferred stock; the Amended 2008 Notes are convertible into shares of Series A-1 preferred stock. The maturity dates of all notes are the earlier of June 15, 2014 or upon an event of default. The interest rate on the Amended 2008 Notes is 7 percent per annum (or 9 percent per annum in an event of default), compounded quarterly, and due at the earlier of the maturity of the notes or upon conversion of the notes. The interest rate on the Amended 2006 Notes is 7 percent per annum, compounded quarterly, and due at the earlier of the maturity of the notes or upon conversion of the notes. The exercise price of all warrants is initially $1.00, and subject to adjustment for dividends and stock splits/reverse stock splits thereafter. All underlying warrants are exercisable to purchase shares of Series A-1 preferred stock.
The warrants associated with the Amended 2006 Notes and the Amended 2008 Notes were ascribed fair values of $31,000 and $207,000, respectively, based on the Black-Scholes valuation model. The warrants are recorded as a discount to the respective notes, and are amortized to interest expense over the earlier of the expiration date of the warrants or the maturity date of the notes. The warrants are classified as long-term warrant liabilities within the consolidated balance sheet at June 30, 2011. Changes in the fair value of the liability between reporting periods, as determined by the Black-Scholes valuation model, are recorded within operating expenses on the consolidated statement of income. There was no change in the fair value of these warrants for the six months ended June 30, 2011 or the six months ended June 30, 2010.

The outstanding balance of the Amended 2006 and 2008 Notes as of June 30, 2011 was $1,035,174 and $1,607,617 respectively. The balances are net of warrant accretion during the six months ended June 30, 2011 of $3,140 and $16,841, respectively.
At June 30, 2011, $38,372 in deferred financing costs related to the Amended 2006 Notes and the Amended 2008 Notes were capitalized within long-term assets in the consolidated balance sheet, net of accumulated amortization of $16,324.
Note 6 — Revolving Credit Facility and Term Loan
To fund the NEXUS AG (formerly REMP AG) acquisition, the Company entered into a financing agreement on September 1, 2010 for an aggregate amount of $12,000,000, consisting of $7,000,000 in a revolving credit facility and $5,000,000 in a term loan.
The annual interest rate applicable to the revolving credit facility is the greater of 2.5 percent above prime or 6 percent. As of June 30, 2011, the Company had no outstanding loans under the revolving credit facility.
The interest rate on the term loan is the greater of 3.5 percent above prime or 7 percent. Interest payments on the term loan are payable monthly commencing October 1, 2010 and occurring through the maturity date of the loan. Any amount of the term loan which is outstanding on March 1, 2011 is payable in monthly installments over a 30-month period commencing on April 1, 2011 and ending on September 1, 2013. Under the terms of the loan agreements, the Company must maintain certain covenants, including providing audited financial statements and maintaining a liquidity ratio of at least 1.5:1.0. The facilities are senior to any other debt owed by the Company, and secured by all of the Company’s assets. The Company is in compliance with or has obtained a waiver for all covenants. As of June 30, 2011, the outstanding term loan balance was $4,500,000, including $2,000,000 recorded as the current portion due within the next twelve months.
As partial consideration for providing the loans, the lender received a warrant to purchase up to 250,000 Series B Preferred Stock at an exercise price of $1.00 per share. The warrants were ascribed a value of $139,800 based on the Black-Scholes valuation model.
At June 30, 2011, $226,614 in deferred financing costs related to the revolving credit facility and term loan were capitalized within long-term assets in the consolidated balance sheet, net of accumulated amortization of $206,137.
On March 24, 2011, NEXUS AG obtained a CHF 2,000,000 (approximately $2,400,000) credit facility with Credit Suisse in Thun, Switzerland. The interest rate available varies depending on the nature and duration of an advance made under the credit facility and is generally the LIBOR rate plus a margin. The credit facility is secured solely by mortgage notes on the real estate owned by NEXUS AG in Oberdiessbach, Switzerland. There is no balance outstanding under this line of credit as of June 30, 2011.
Note 7 — Employee Benefit Plan
The Company sponsors an employee benefit plan covering essentially all employees of NEXUS Biosystems AG, located in Switzerland. The Company assumed the responsibility for this plan in connection with the acquisition of NEXUS AG on September 1, 2010.
The components of the Company’s net pension cost related to the Swiss benefit plan for the six months ended June 30, 2011 is as follows (in thousands):

Service cost	$386
Interest cost	162
Settlement gain	(161)
Expected return on assets	(124)

Net periodic pension (benefit) cost	$263

Note 8 — Preferred Stock
Convertible Preferred Stock: Concurrent with the Series A-1 preferred stock financing on June 15, 2009, the Company converted all existing shares of Series A preferred stock into an equal number of shares of Series A-1 preferred stock, and Series A was extinguished. Immediately after the Series A-1 financing, the total amount of Series A-1 preferred stock outstanding was $7,710,110, net of offering costs of $289,890. At June 30, 2011, the carrying value of Series A-1 preferred stock was $7,883,226, with accretion of offering costs of $28,845 recognized as interest expense in the consolidated statement of income for the six months ended June 30, 2011.
In December 2009, the Company issued 322,777 shares of Series B Convertible Redeemable Preferred Stock in connection with a 2009 acquisition. At June 30, 2011, the carrying value of Series B preferred stock was $4,166,160.
Voting: The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote. The holders of the common stock are entitled to one vote for each share held. The holders of preferred stock (as adjusted for stock dividends, splits, and the like), voting as a separate class, are entitled to elect or remove three members of the Board of Directors any time such matters are submitted to stockholders for a vote.
Dividends: The holders of the issued and outstanding Series B preferred stock are entitled to receive cumulative dividends at a rate of 7 percent of the original issue price of $1.00 per share. The dividends accrue after adjusting for stock dividends, combinations, stock splits, recapitalization, and similar events, per annum, whether or not earned or declared by the Board of Directors (the “Board”). Dividends are payable when, as, and if declared by the Board. At June 30, 2011, undeclared dividends on Series B preferred stock of $387,234 increase the carrying value of the Series B preferred stock and are charged against additional paid-in capital until such time that additional paid-in capital is reduced to zero. After additional paid-in capital is reduced to zero, are charged against retained earnings.
The Company may not declare dividends (except dividends on shares of common stock payable in shares of common stock) unless the holders of Series B preferred stock first or simultaneously receive a dividend at least equal to 7 percent per annum on the original Series B preferred stock issuance price of $1.00 per share. After payment of such preferred stock dividends, any additional dividends or distributions shall be distributed among the holders of preferred stock and common stock pro rata based on the number of shares of common stock held by each holder (assuming conversion of all such preferred stock into common stock). Through June 30, 2011, no dividends have been declared or paid by the Company.
Liquidation: In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A-1 Preferred and Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, before holders of common stock, in an amount equal to the original Series A-1 and Series B preferred stock original issuance price of $1.00 per share, plus all accrued or declared and unpaid dividends on preferred stock, upon a liquidation event, on a pari passu basis. There is no preference in order of payment between Series A-1 and Series B preferred stock if insufficient assets are available to make full payment to these holders. After payment of the full liquidation preference on the preferred stock, the remaining assets available for distribution shall be distributed among the holders of the shares of Series A-1 preferred and common stock, pro rata, based on the number of shares held by each holder, on a pari passu basis.
Conversion: Outstanding shares of Series A-1 and Series B preferred stock are convertible, at the option of the holder, into the Company’s common stock. Series A-1 is converted by dividing the original issue price of $1.00 per share by the then-applicable conversion price. Series B is converted by dividing the original issue price of $1.00 per share plus unpaid dividends, whether or not declared, by the then-applicable conversion price, subject to adjustment. The initial conversion price of Series A-1 and Series B preferred stock shall be equal to the original issue price of $1.00 per share. The conversion price will be adjusted upon a change in the number of outstanding shares of common stock as a result of common stock dividends, stock splits, reorganization, recapitalization, or upon the issuance of additional stock. Automatic conversion will occur upon an initial public offering of at least $20 million and $3 per share.
Redemption: At any time on or after June 12, 2014, the holders of at least two-thirds of the then-outstanding shares of Series A-1 and Series B preferred stock may elect, by written notice to the Company (“Redemption Notice”), to have the requested number of outstanding shares of preferred stock redeemed by the Company (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like). In such event, the Company shall redeem the requested number of shares of the outstanding preferred stock, as adjusted, in two equal semi-annual installments, the first installment to be paid within 180 days after the Company receives the Redemption Notice. The Company shall pay the holders of Series A-1 and Series B preferred stock a redemption price equal to the original issue price of $1.00 per share, subject to appropriate adjustment in the event of any stock split, stock dividend, combination, or other similar recapitalization affecting such shares.
Note 9 — Other Information
     Components of other selected captions in the Consolidated Balance Sheets are as follows (in thousands):

	June 30,	December 31,
	2011	2010
Accounts receivable	$4,922	$8,478
Less allowances	53	47

	$4,869	$8,431

Inventories, net
Raw materials and purchased parts	$4,305	$3,483
Work-in-process	1,823	2,388
Finished goods	1,529	517

	$7,657	$6,388

     During the six months ended June 30, 2011, the Company incurred approximately $0.9 million of charges related to the write down of inventory to net realizable value as certain production activities were discontinued in Switzerland. These charges are included within cost of revenues in the unaudited consolidated statement of income for the six months ended June 30, 2011.
     The Company provides for the estimated cost of product warranties, primarily from historical information, at the time product revenue is recognized. Product warranty activity on a gross basis for the six months ended June 30, 2011 and 2010 is as follows (in thousands):
Activity — Six Months Ended June 30, 2011

Balance			Balance
December 31,			June 30,
2010	Accruals	Settlements	2011
$481	$271	$179	$573
Activity — Six Months Ended June 30, 2010

Balance			Balance
December 31,			June 30,
2009	Accruals	Settlements	2010
$298	$339	$192	$445
Note 10 — Related-party Transactions
Convertible Stockholder Notes: Included in the convertible stockholder notes and associated warrants are certain amounts due to employees, officers, and/or directors of the Company, or entities affiliated with these individuals. Specifically, until the recapitalization of the Company in June 2009, all of the notes were due to five of the seven original equity investors of the Company in varying amounts, who also maintained representation on the Company’s Board of Directors. Two of these five investors and/or directors were the Chief Executive Officer and the Vice President of Operations of the Company, and both separately held

$37,851, or an aggregate $75,702, of the total outstanding principal balance of the notes at June 30, 2011. Two of the new equity investors of the Company hold the remaining outstanding principal balance of the amended notes at June 30, 2011, and also maintain representation on the Company’s Board of Directors. Excluding the Chief Executive Officer and the Vice President of Operations, the aforementioned original investors no longer hold equity interests or maintain representation on the Company’s Board of Directors at June 30, 2011.
Note 11 — Contingencies
On March 28, 2011, Wako Chemicals USA, Inc. filed a complaint for damages against the Company alleging violation of certain terms of a Certified Vendor Agreement. On May 18, 2011, the Company filed an Answer and Counterclaim. The parties met at an Early Neutral Evaluation Conference on July 6, 2011, where the parties engaged in initial settlement discussion, but no agreement was reached. Management believes that the claim will not have a material adverse effect on the financial position of the Company.
Note 12 — Subsequent Events
On July 25, 2011, the Company was acquired by Brooks Automation, Inc., or Brooks. Brooks paid, in cash, an aggregate merger consideration of $79.0 million, which includes $0.8 million of transaction costs incurred by the Company, plus an amount equal to the unrestricted cash of the Company and its subsidiaries as of the day prior to the closing in the amount of $6.8 million. The liabilities assumed by Brooks at closing included a $6.0 million obligation payable to former owners of NEXUS AG, which was paid by Brooks on the Company’s behalf at the time of closing.